UNITED STATES SECURITIES
                  AND EXCHANGE COMMISSION

                      WASHINGTON, D.C.

                          FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION
           OF REGISTRATION UNDER SECTION 12(g) OF
           THE SECURITIES EXCHANGE ACT OF 1934 OR
          SUSPENSION OF DUTY TO FILE REPORTS UNDER
          SECTIONS 13 AND 15(d) OF THE SECURITIES
                    EXCHANGE ACT OF 1934

                       Commission File Number______________


                 ALLSTATES WORLDCARGO, INC.
   (Exact name of registrant as specified in its charter)


                   4 Lakeside Drive South
                   Forked River, NJ 08731
                       (609) 693-5950
  ____________________________________________________________
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                            None
  ________________________________________________________
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)
                          remains)


  Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


  Rule 12g-4(a)(1)(i) [x]
  Rule 12h-3(b)(1)(i) [ ]


  Rule 12g-4(a)(1)(ii)     [ ]
  Rule 12h-3(b)(1)(ii)     [ ]


  Rule 12g-4(a)(2)(i) [ ]
  Rule 12h-3(b)(2)(i) [ ]


  Rule 12g-4(a)(2)(ii)     [ ]
  Rule 12h-3(b)(2)(ii)     [ ]



  Rule 15d-6          [ ]



  Approximate number of holders of record as of the
  certification or notice date:     200

  Pursuant to the requirements of the Securities Exchange
  Act of 1934 Allstates
  WorldCargo, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

  Date: February 14, 2008  ___________   By:___________________________________
                           Name:            Sam DiGiralomo
                           Title:           President/C.E.O.

  Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934.
  The registrant shall file with the
  Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duy authorized person. The name and title of the person signing the form shall be typed or printed under the signature.